Community Bank Shares of Indiana, Inc. reports 4th quarter net income available to common shareholders of $2.2 million, or $0.66 per diluted common share

New Albany, Ind. (February 5, 2014) – Community Bank Shares of Indiana, Inc. reported fourth quarter net income available to common shareholders of $2.2 million and earnings per diluted common share of $0.66, an increase of 9.07% and 10.0% from the same periods in 2012, respectively. Net income available to common shareholders for the year ended December 31, 2013 was $7.9 million, a 13.64% increase from $6.9 million in 2012 while earnings per diluted common share increased to $2.32 from $2.06, a 12.6% increase.

“2013 was an outstanding year for the Company. We expanded our footprint into the Lexington, Kentucky market, improved our credit quality, and reported the highest net income in our history. For 2014, we will continue to focus on profitably growing the Company and serving our customers,” stated James Rickard, President and Chief Executive Officer.

“Our previously announced first quarter dividend increase to $0.12 per share is the result of our continued earnings improvement and strong capital position. Our goal is to prudently leverage our capital while providing value to our shareholders. We will continue to pursue sensible organic growth but will also be open to acquisitions that make sense strategically.”

The following points summarize significant financial information for the fourth quarter of 2013:

•	Net income available to common shareholders was $2.2 million.

•	Tangible book value per common share of $17.48 as of December, 2013.

•	Fully tax equivalent net interest margin was 4.20%, an increase from 4.01% for the same period in 2012; net interest income increased to $7.9 million from $7.1 million.

•	Provision for loan losses was $618,000, a decrease from $800,000 for the same quarter in 2012. The decrease was due to reduction in the allocation for non-impaired loans.

•	Non-interest income decreased to $1.7 million for the fourth quarter of 2013 compared to $2.4 million in 2012. The decrease was from a reduction in net gains on sales of securities which declined to $199,000 in the fourth quarter of 2013 from $767,000 in 2012.

•	Non-interest expense remained flat compared to the fourth quarter of 2012 at $6.2 million.

The following points summarize significant financial information for the year ended December 31, 2013:

•	Net income available to common shareholders was $7.9 million, or $2.32 per diluted common share, as compared to $6.9 million and $2.06 for 2012.

•	Fully tax equivalent net interest margin was 4.24%, an increase from 4.08% for 2012; net interest income increased to $31.0 million from $28.8 million.

•	The Company recorded a bargain purchase gain of $1.9 million in the second quarter of 2013 from its FDIC assisted acquisition of First Federal Bank in Lexington, Kentucky on April 19, 2013. As a result of the transaction, the Company’s subsidiary, Your Community Bank, acquired assets of $93.6 million including loans of $63.6 million. The Company also assumed deposits of $87.0 million and FHLB advances of $4.4 million. More information about the First Federal acquisition can be found in the Company’s 8-K/A filed on July 3, 2013 with the U.S. Securities and Exchange Commission.

•	Provision for loan losses of $3.4 million as compared to $4.1 million in 2012. Overall, the Company experienced an improvement in its credit quality trends with non-accrual loans declining to $7.8 million as of December 31, 2013 from $8.7 million as of December 31, 2012. Of the total provision for the year, $2.0 million was attributable to the downgrade of one commercial land development relationship during the second quarter.

•	Non-interest expenses increased in 2013 to $26.1 million due to integration and acquisition, personnel, and occupancy costs associated with the former First Federal branches.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	December 31,		September 30,
	2013	2012	2013
	(In thousands, except per share data)

Interest income	$8,422	$7,889	$8,732
Interest expense	546	821	504
Net interest income	7,876	7,068	8,228
Provision for loan losses	618	800	75
Non-interest income	1,711	2,358	1,580
Non-interest expense	6,240	6,213	7,034
Income before income taxes	2,729	2,413	2,699
Income tax expense	433	458	439
Net income	$2,296	$1,955	$2,260
Preferred stock dividends	(72)	(131)	(221)
Net income available to common shareholders	$2,224	$1,824	$2,039
Basic earnings per common share	$0.66	$0.54	$0.60
Diluted earnings per common share	$0.66	$0.54	$0.60

	Twelve Months Ended
	December 31,
	2013	2012
	(In thousands, except per share data)

Interest income	$33,253	$32,826
Interest expense	2,227	4,030
Net interest income	31,026	28,796
Provision for loan losses	3,410	4,101
Non-interest income	8,684	8,423
Non-interest expense	26,071	23,748
Income before income taxes	10,229	9,370
Income tax expense	1,562	1,685
Net income	$8,667	$7,685
Preferred stock dividends	(802)	(764)
Net income available to common shareholders	$7,865	$6,921
Basic earnings per common share	$2.32	$2.06
Diluted earnings per common share	$2.32	$2.06

Credit quality metrics are as follows (in thousands):

	As of
	December 31, 2013	September 30, 2013	December 31, 2012

Loans on non-accrual status	$7,787	$11,208	$8,718
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	5,988	9,557	6,345
Total non-performing assets	$13,775	$20,765	$15,063

Non-performing assets to total assets	1.62%	2.50%	1.84%
Allowance for Loan Losses to Total Loans	1.43	1.73	1.88

The Company’s unaudited condensed consolidated balance sheets are as follows:

	December 31, 2013	December 31, 2012
	(In thousands)
ASSETS
Cash and due from financial institutions	$15,393	$19,039
Interest-bearing deposits in other financial institutions	10,896	32,305
Securities available for sale	195,327	251,205
Loans held for sale	68	1,225
Loans, net of allowance for loan losses of $8,009 and $8,762	552,926	456,827
Federal Home Loan Bank and Federal Reserve stock	5,955	5,998
Accrued interest receivable	3,149	3,014
Premises and equipment, net	18,557	14,094
Cash surrender value of life insurance	21,386	20,709
Other intangible assets	1,004	638
Foreclosed and repossessed assets	5,988	6,345
Other assets	17,687	8,101
Total Assets	$848,336	$819,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$187,207	$169,411
Interest-bearing	456,418	455,256
Total deposits	643,625	624,667
Other borrowings	45,722	45,500
Federal Home Loan Bank advances	50,000	40,000
Subordinated debentures	17,000	17,000
Accrued interest payable	106	177
Other liabilities	3,544	5,714
Total liabilities	759,997	733,058

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	88,339	86,442
Total Liabilities and Stockholders’ Equity	$848,336	$819,500

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana, Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2012 Form 10-K and subsequent 10-Q’s filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375